ADDENDUM TO INVESTMENT SUB-ADVISORY AGREEMENT
                        BETWEEN TOUCHSTONE ADVISORS, INC.
                      AND TURNER INVESTMENT PARTNERS, INC.

This Agreement is entered into as of April 1, 2007 by and between Touchstone Advisors, Inc. (the "Advisor") and Turner Investment Partners, Inc. (the "Sub-Adviser").

      WHEREAS, the Advisor and the Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of February 17, 2006 (the "Sub-Advisory Agreement").

      WHEREAS, the Advisor and the Sub-Adviser wish to enter into this Addendum to the Sub-Advisory Agreement in order to change the compensation to the Sub-Adviser for the services to be provided to the Mid Cap Fund from the rate of 0.45% of the monthly average net value of the Allocated Assets under the Sub-Adviser's management to 0.50% of the monthly average net value of the Allocated Assets under the Sub-Adviser's management;

      NOW, THEREFORE, it is agreed by and between the parties that Schedule C-1 of this Sub-Advisory Agreement containing the sub-advisory fee rate payable to the Sub-Adviser be amended to reflect the revised compensation payable on behalf of the Mid Cap Fund and the name changes for the Funds as follows:

                                  SCHEDULE C-1
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT

                         LISTING OF FUNDS AND FEE RATES

--------------------------------------------------------------------------------
           NAME OF FUND                                          FEE RATE
--------------------------------------------------------------------------------
Touchstone Small Cap Value Opportunities Fund                     0.50%
--------------------------------------------------------------------------------
Touchstone Healthcare and Biotechnology Fund                      0.50%
--------------------------------------------------------------------------------
Touchstone Mid Cap Fund                                           0.50%
--------------------------------------------------------------------------------

      1. Except for the revised Schedule C-1 to the Sub-Advisory Agreement, this Sub-Advisory Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

      2. This Addendum shall be binding upon the parties and, to the extent permitted by the Sub-Advisory Agreement, their respective successors and assigns.
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IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.                 TURNER INVESTMENT PARTNERS, INC.


By:          /s/ William A. Dent          By:          /s/ Brian F. McNally
             -------------------------                 -------------------------

Print Name:                               Print Name:
             -------------------------                 -------------------------

Print Title: Senior Vice President        Print Title: General Counsel & CCO
             -------------------------                 -------------------------

Date:        March 22, 2007               Date:        March 21, 2007
             -------------------------                 -------------------------